Exhibit 16.1

KPMG LLP

Suite 3100

717 North Harwood Street

Dallas, TX 75201-6585

July 17, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Affirmative Insurance Holdings, Inc. and, under the date of March 31, 2015, we reported on the consolidated financial statements of Affirmative Insurance Holdings, Inc. as of and for the years ended December 31, 2014 and 2013. On July 15, 2015, we were dismissed. We have read Affirmative Insurance Holdings, Inc.'s statements included under Item 4.01 of its Form 8-K dated July 17, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with Affirmative Insurance Holdings, Inc.’s statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with Affirmative Insurance Holdings, Inc.’s statement that BDO USA LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that they might have rendered on Affirmative Insurance Holdings, Inc.’s consolidated financial statements.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.